EXHIBIT 10.20

CREDIT AGREEMENT

Dated as of February 24, 2004

among

DIRECTV LATIN AMERICA, LLC,

as Borrower

THE MATERIAL SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as Subsidiary Guarantors

and

HUGHES ELECTRONICS CORPORATION,

as Lender

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule 4.2	–	Consents
Schedule 4.3	–	Ownership of Subsidiaries
Schedule 4.5	–	Material Adverse Change
Schedule 4.6	–	Litigation
Schedule 4.12	–	Labor Matters
Schedule 4.13	–	List of Plans
Schedule 4.15	–	Title
Schedule 4.17	–	Pledged Collateral
Schedule 8.1	–	Existing Indebtedness
Schedule 8.2	–	Existing Liens
Schedule 8.3	–	Existing Investments
Schedule 8.9	–	Restrictions on Subsidiary Distributions
Schedule 11.1	–	Commercial Tort Claims
EXHIBITS
Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	Form of Revolving Credit Note
Exhibit C	–	Form of Notice of Borrowing
Exhibit D	–	Form of Letter of Credit Request
Exhibit E	–	Form of Opinion of Counsel for the Loan Parties
Exhibit F	–	Form of Pledge Amendment
Exhibit G	–	Form of Additional Subsidiary Guarantor Assumption

v

CREDIT AGREEMENT, dated as of February 24, 2004, among DIRECTV Latin America, LLC, a Delaware limited liability company, as Borrower (the “Borrower”), the Material Subsidiaries (as defined below) of the Borrower party hereto, as Subsidiary Guarantors, and Hughes Electronics Corporation, as Lender (together with each other financial institution or other entity that from time to time becomes a party hereto by execution of an Assignment and Acceptance (as defined below), the “Lender”).

W I T N E S S E T H:

WHEREAS, on March 18, 2003 (the “Petition Date”), the Borrower filed a voluntary petition for relief (the “Case”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, on December 11, 2003, the Borrower filed a Plan of Reorganization dated December 11, 2003 (the “Plan of Reorganization”) with the Bankruptcy Court in the Case;

WHEREAS, pursuant to the Plan of Reorganization, as a condition to the effectiveness of such Plan of Reorganization, the Borrower is required to establish, as of the effective date of the Plan of Reorganization, a senior secured revolving credit facility of a maximum principal amount of $200,000,000 for working capital and other general corporate purposes of the Borrower and its Subsidiaries after such effective date, and the Borrower has requested that the Lender make available to the Borrower a revolving credit facility to satisfy such condition;

WHEREAS, the Lender is willing to make available to the Borrower such revolving credit facility upon the terms and subject to the conditions set forth herein; and

WHEREAS, each of the Subsidiary Guarantors has agreed to guaranty the obligations of the Borrower hereunder and each of the Borrower and the Subsidiary Guarantors has agreed to secure its obligations to the Lender hereunder with, inter alia, security interests in, and liens on, all of its property and assets, whether real or personal, tangible or intangible, now existing or hereafter acquired or arising, all as more fully provided herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Pledged Collateral” means all shares of, limited or general Partnership interests in, LLC interests in and all securities convertible into, and warrants, options and other rights to purchase or otherwise acquire, stock of, either (a) any Person that, after the date of this Agreement, as a result of any occurrence, becomes a direct Subsidiary of any Grantor or (b) any issuer of Pledged Stock; any Partnership or any LLC that is acquired by any Grantor after the date hereof; all certificates or other instruments representing any of the foregoing; all Security Entitlements of any Grantor in respect of any of the foregoing; all additional Indebtedness from time to time owed to any Grantor by any obligor on the Pledged Notes and the instruments evidencing such Indebtedness; and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing. Additional Pledged Collateral may be General Intangibles or Investment Property.

“Additional Subsidiary Guarantor Assumption” means an agreement, in substantially the form of Exhibit G, entered into pursuant to Section 7.10 (Additional Collateral and Guaranties).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director or general partner of such Person, and each Person that is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Credit Agreement.

“Alternative Currency” means any lawful currency other than Dollars that is freely transferable into Dollars.

“Applicable Margin” means a rate equal to 6.00% per annum.

“Applicable Unused Commitment Fee Rate” means a rate equal to 0.50% per annum.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an Eligible Assignee, or by an Eligible Assignee with another Eligible Assignee, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Available” shall mean, with respect to cash and Cash Equivalents, cash and Cash Equivalents that are unrestricted and available to the Borrower or its Subsidiaries, as the case may be, such that (i) there is no material restriction on the conversion or remittance of any such amount in or from the applicable country because of applicable Requirements of Law, governmental or administrative policies or limitations prohibiting such conversion or remittance and there is no governmental moratorium or other obstruction in the payment of funds out of such country and (ii) the Borrower or such Subsidiary is able in the exercise of its commercially reasonable efforts to make such conversion and remittance on a tax-efficient, commercially reasonable basis.

“Available Credit” means, at any time, (a) the Revolving Credit Commitment minus (b) the Revolving Credit Outstandings at such time.

“Bankruptcy Code” means title 11, United States Code, as amended from time to time, or any subsequent legislation that amends, supplements or supersedes such statute.

“Bankruptcy Court” has the meaning specified in the recitals to this Agreement; provided, however, that “Bankruptcy Court” shall also mean any other court having competent jurisdiction over the Case.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of the following:

(a) the rate of interest announced publicly by Bank of America, N.A. from time to time as its “reference rate”; or

(b) 0.5% per annum plus the Federal Funds Rate.

“Borrower” has the meaning specified in the preamble of this Agreement.

“Borrower’s Accountants” means Deloitte & Touche LLP or other independent nationally-recognized public accountants reasonably acceptable to the Lender.

“Borrowing” means a borrowing consisting of Revolving Loans.

“Business Day” means a day of the year on which banks are not required or authorized to close in either New York, New York or Los Angeles, California.

“Business Plan” means a business plan of the Borrower and its Subsidiaries, approved by the Executive Committee of the Borrower and delivered to the Lender on or prior to the Closing Date, as supplemented as provided in Section 6.1(d) (Business Plan), which shall contain the Borrower’s anticipated income statement and cash flow statement, on a Consolidated basis for the Borrower and its Subsidiaries, for the period commencing on January 1, 2004 and ending on December 31, 2008, reasonably satisfactory in form and substance to the Lender.

“Capital Expenditures” means, for any period, the aggregate of all expenditures by the Borrower and its Subsidiaries during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Lease” means, with respect to any Person, any lease of property by such Person as lessee which would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Case” has the meaning specified in the recitals hereto.

“Cash Collateral Account” means any Deposit Account or Securities Account established by the Lender in which cash and/or Cash Equivalents may from time to time be on deposit or held therein as provided herein.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s or are otherwise financially sound and acceptable to the Lender, (c) commercial paper of an issuer rated at least “A-1” by S&P or “P 1” by Moody’s and (d) shares of any money market fund that (i) has net assets of not less than $500,000,000 and (ii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 180 days.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.1 of this Agreement shall have been satisfied, which date is February 24, 2004.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning specified in Section 11.1 (Security).

“Collateral Documents” means, collectively, this Agreement, the Foreign Subsidiary Collateral Documents and any other documents which from time to time create or evidence a Lien as security for any Secured Obligations.

“Committee” means the statutory official committee of unsecured creditors as appointed in the Case pursuant to section 1102 of the Bankruptcy Code.

“Compliance Certificate” has the meaning specified in Section 6.1(b) (Financial Statements).

“Confirmation Order” has the meaning specified in Section 3.1(b).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Contribution Agreement” has the meaning specified in the Plan of Reorganization.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business; and

(g) Liens in favor of any banking institution arising by operation of law or by the standard terms of bank documents encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

“Darlene” means Darlene Investments, LLC, a Cayman Islands limited liability company.

“Debt Issuance” means the issue or sale by the Borrower or any of its Subsidiaries of any Indebtedness for borrowed money, other than Indebtedness permitted under Section 8.1 (Indebtedness).

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“DIP Credit Agreement” means the Secured Super-Priority Debtor in Possession Revolving Credit Agreement, dated as of March 19, 2003, between DIRECTV Latin America, LLC, a Delaware limited liability company and a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code, as Borrower, and Hughes Electronics Corporation, as Lender.

“Disqualified Stock” means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person or is redeemable at the option of the holder thereof, in whole or in part.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined using the rate of exchange quoted by the Federal Reserve Bank of New York in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Lender using any method of determination it reasonably deems appropriate by reference to lawful transactions in recognized commercial markets.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, with respect to the Borrower and its Subsidiaries for any period, Operating Profit/Loss for such period plus the sum of, in each case to the extent included in the calculation of such Operating Profit/Loss but without duplication, (i) depreciation and amortization expenses, (ii) the non-cash component of any unusual or nonrecurring item of loss or expense (or minus the non-cash component of any unusual or nonrecurring item of gain or income) to the extent used or included in determining Operating Profit/Loss; provided that with respect to accruals or reserves for future cash disbursements, such future cash disbursements shall be deducted in the fiscal period in which such cash disbursement is made, (iii) items of income, expense, gain or loss that are realized or incurred by the Borrower in connection with the Case and (iv) any non-cash impairment loss of goodwill, long-lived assets or other intangibles required to be taken pursuant to Statement of Financial Accounting Standards Numbers 142 and/or 144 or, if superceded, any successor pronouncements.

“Eligible Assignee” means (a) any Affiliate of the Lender, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Lender and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Lender and the Borrower) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Equity Issuance” means the issue or sale of any Stock of the Borrower or any Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower to any Person other than the Borrower, any Subsidiary of the Borrower, the Lender, any Affiliate of the Lender, Darlene, any Affiliate of Darlene or any employee of the Borrower or any Subsidiary of the Borrower pursuant to the exercise by such employee of stock options.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control, or treated as a single employer, with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means, other than the commencement of the Case, (a) a reportable event described in Section 4043(b) or Section 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC or administrative pronouncements, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan that gives rise to the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate or (h) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Excluded Assets” means the collective reference to any contract, agreement, instrument, indenture or General Intangible (“Intangible Assets”), in each case to the extent the grant by the relevant Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such Intangible Asset (i) is prohibited by legally enforceable provisions of any contract, agreement, instrument or indenture governing such Intangible Asset, (ii) would give any other party to such contract, agreement, instrument or indenture a legally enforceable right to terminate its obligations thereunder or (iii) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained; provided, that in any event any receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture shall not be Excluded Assets to the extent that any of the foregoing is (or if it contained a provision limiting the transferability or pledge thereof would be) subject to Section 9-406 of the UCC.

“Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans and Letters of Credit.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length, both having knowledge of the relevant facts, and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Executive Committee of the Borrower, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and is selected by the Lender.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System or any successor thereto.

“Final Order” means an order of the Bankruptcy Court that is in effect and is not stayed, and as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance reasonably satisfactory to the Borrower or, in the event that an appeal, writ of certiorari or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari, reargument or rehearing has been denied, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.4 (Financial Statements) and Section 6.1 (Financial Statements).

“Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Collateral Documents” means each of the guarantees, security agreements, pledge agreements, collateral agreements, charges and similar or related agreements made by any Subsidiary Guarantor that is a Foreign Subsidiary in favor of, or for the benefit of, the Lender, necessary or advisable in order to guaranty the Obligations of the Borrower and/or provide for a Lien on the Collateral of such Subsidiary Guarantor, reasonably satisfactory in form and substance to the Lender.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Grantor” means the Borrower and each Subsidiary Guarantor.

“Guaranty” means the guaranty of the Obligations made by the Subsidiary Guarantors pursuant to Article X (Guaranty).

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such

Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take or pay or similar payments, if required, regardless of non performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person (after giving effect to netting), (j) all obligations of such Person under performance guarantees, minimum revenue guarantees, purchase commitment guarantees and similar arrangements with suppliers and programmers and (k) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any

Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Matter” has the meaning specified in Section 12.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 12.4 (Indemnities).

“Intellectual Property” means, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and trade secrets, in each case together with all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during construction for such period and net costs under Interest Rate Contracts for such period minus (b) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and minus (c) any Consolidated interest income of such Person and its Subsidiaries for such period.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and interest rate lock agreements.

“Internal Revenue Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means such issuer as is designated by the Lender in its sole discretion.

“Land” means, in respect to any Person, all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” has the meaning specified in the preamble of this Agreement.

“Letter of Credit” means any letter of credit issued or deemed issued pursuant to Section 2.3 (Letters of Credit).

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrower to the Lender with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Request” has the meaning specified in Section 2.3(c) (Letters of Credit).

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Letter of Credit Sublimit” means $20,000,000.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“LLC” means each limited liability company in which any Grantor has an interest.

“LLC Agreement” means each operating agreement with respect to an LLC, as each agreement has heretofore been and may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Loan” means any loan made by the Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Revolving Credit Notes, the Guaranty, any Additional Subsidiary Guarantor Assumption, the Collateral Documents and each certificate, agreement or document executed by a Loan Party and delivered to the Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower and each Subsidiary Guarantor.

“Material Adverse Change” means a change in any of the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrower, individually, or the Borrower and its Subsidiaries, taken as a whole (it being understood that the commencement, continuation and prosecution of the Case and the confirmation and implementation of the Plan of Reorganization do not constitute such a change), which is sufficiently material and adverse as to make it reasonably unlikely that the Borrower will be able to timely repay the Obligations.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Subsidiary” shall mean each of Galaxy Entertainment Argentina S.A., Galaxy Brazil Ltda., Grupo Galaxy Mexicana, S.R.L. de C.V., Galaxy Entertainment de Venezuela, C.A., Satelites de Puerto Rico, Ltd., GLA Brazil Ltda., Servicios Galaxy SAT III R, C.A., SurFin, and the other SurFin Group Parties and, on any date, each other Subsidiary of the Borrower with either (i) assets as of the last day of the Fiscal Quarter most recently ended prior to such date that in the aggregate exceed $50,000,000 determined in accordance with GAAP or (ii) revenue as of the last day of the Fiscal Quarter most recently ended prior to such date, for the four Fiscal Quarters ending on such date, that in the aggregate exceed $50,000,000 determined in accordance with GAAP; provided, however, that “Material Subsidiary” shall not include California Broadcast Center, LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrower or any other Loan Party, each in form and substance satisfactory to the Lender.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means proceeds received by the Borrower or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents from any Equity Issuance or Debt Issuance, net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that evidence of such costs is provided to the Lender in form and substance reasonably satisfactory to it.

“Non-U.S. Lender” means any Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Lender, any Affiliate of the Lender (other than the Borrower and its Subsidiaries) or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letters of credit, fees, interest, charges, expenses, attorneys’ fees and disbursements, and other sums chargeable to the Borrower under this Agreement, any other Loan Document and all obligations of the Borrower under any Loan Document to provide cash collateral for Letter of Credit Obligations.

“Operating Profit/Loss” means with respect to the Borrower and its Subsidiaries for any period, Revenue less operating costs and expenses.

“Other Taxes” has the meaning specified in Section 2.12(b) (Taxes).

“Partnership” means each partnership in which any Grantor has an interest.

“Partnership Agreement” means each agreement governing a Partnership, as each such agreement has heretofore been and may hereafter be amended, supplemented or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Petition Date” has the meaning specified in the recitals to this Agreement.

“Plan of Reorganization” has the meaning specified in the recitals to this Agreement.

“Pledge Amendment” has the meaning specified in Section 11.4(g)(i) (Covenants of the Borrower with Respect to Collateral).

“Pledged Collateral” means, collectively, the Pledged Notes, the Pledged Stock, the Pledged Partnership Interests, the Pledged LLC Interests, any other Investment Property of any Grantor, all certificates or other instruments representing any of the foregoing, all Security Entitlements of any Grantor in respect of any of the foregoing, all dividends, interest, distributions, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing. Pledged Collateral may be General Intangibles or Investment Property.

“Pledged LLC Interests” means all right, title and interest of any Grantor as a member of any LLC and all right, title and interest of any Grantor in, to and under any LLC Agreement to which it is a party.

“Pledged Notes” means all right, title and interest of any Grantor, in the Instruments evidencing all Indebtedness owed to such Grantor, including all Indebtedness described on Schedule 4.17 (Pledged Collateral), issued by the obligors named therein, and all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Partnership Interests” means all right, title and interest of any Grantor as a limited or general partner in all Partnerships and all right, title and interest of any Grantor in, to and under any Partnership Agreements to which it is a party.

“Pledged Stock” means the shares of capital stock owned by each Grantor, including all shares of capital stock listed on Schedule 4.17 (Pledged Collateral).

“Property Loss Event” means (a) any loss of or damage to property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance in excess of $100,000 (individually or in the aggregate) or (b) any taking of property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof in excess of $100,000 (individually or in the aggregate).

“Protective Advances” means all expenses, disbursements and advances incurred by the Lender pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default which the Lender, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment of the Obligations.

“Real Property” means, in respect of any Person, the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to, the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

“Register” has the meaning specified in Section 12.2(c) (Assignments).

“Reimbursement Date” has the meaning specified in Section 2.3(d) (Letters of Credit).

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrower to the Lender with respect to amounts drawn under Letters of Credit.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the Chairman, President, chief financial officer, any Executive Vice President or any Senior Vice President of such Person.

“Restricted Payment” means (a) any dividend, distribution, or any other payment, whether direct or indirect, on account of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Revenue” means with respect to the Borrower and its Subsidiaries for any period, the aggregate gross revenues earned during such period.

“Revolving Credit Borrowing” means Revolving Loans made on the same day by the Lender according to its Revolving Credit Commitments.

“Revolving Credit Commitment” means the commitment of the Lender to make Revolving Loans in the aggregate principal amount outstanding not to exceed $200,000,000, as amended to reflect each Assignment and Acceptance executed by the Lender and as such amount may be reduced pursuant to this Agreement.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of the Lender in a principal amount equal to the amount of the Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to the Lender resulting from the Revolving Loans owing to the Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, and (b) the Letter of Credit Obligations outstanding at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.4 (Reduction and Termination of the Revolving Credit Commitments), and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Loan” has the meaning specified in Section 2.1 (The Revolving Credit Commitments).

“Roll-Up Subsidiaries” means each of SurFin, the other SurFin Group Parties, Grupo Galaxy Mexicana, S.R.L. de C.V., Galaxy Entertainment de Venezuela, C.A., Satelites de Puerto Rico, Ltd., Servicios Galaxy SAT III R, C.A. and California Broadcast Center, LLC.

“Roll-Up Transaction” shall mean the restructuring of the Borrower’s corporate and capital structure, on the terms provided in the Contribution Agreement.

“S&P” means Standard & Poor’s Rating Services.

“Scheduled Termination Date” means February 27, 2009.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Obligations” means, (a) in the case of the Borrower, the Obligations, and (b) in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means the Lender and any other holder of any Secured Obligation.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate or interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Material Subsidiary of the Borrower party to this Agreement or a Foreign Subsidiary Collateral Document.

“SurFin” means SurFin Ltd., an international business company organized under the laws of the Bahamas.

“SurFin Group Party” means SurFin and each of SurFin’s Subsidiaries.

“Taxes” has the meaning specified in Section 2.12(a) (Taxes).

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“UCC” means, at any time, the Uniform Commercial Code as from time to time in effect in the State of New York at such time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Lender’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions, regardless of whether the same would be so shown.

“Unfunded Pension Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA) exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined as of the most recent valuation date for such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such section, separately calculated for each such Title IV Plan as of its most recent valuation date and (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a) (Fees).

“Vehicles” means all vehicles covered by a certificate of title law of any state.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Withdrawal Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants)) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s Accountants and results in a change in any of the calculations required by Article V

(Financial Covenants) or Article VIII (Negative Covenants), the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or Article VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

Section 1.4 Certain Terms, Etc.

(a) The terms “herein,” “hereof”, “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Where the context requires, provisions relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Lender is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(e) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(f) The term “including” when used in any Loan Document means “including without limitation”, except when used in the computation of time periods.

(g) The terms “Lender,” and “Issuer” include, without limitation, their respective successors.

(h) Terms not otherwise defined herein and defined in the UCC are used herein with the meanings specified in the UCC, including the following which are capitalized herein:

“Account Debtor”

“Accounts”

“Chattel Paper”

“Commercial Tort Claim”

“Commodity Account”

“Commodity Intermediary”

“Contracts”

“Deposit Account”

“Documents”

“Entitlement Holder”

“Equipment”

“Financial Asset”

“General Intangibles”

“Instruments”

“Inventory”

“Investment Property”

“Letter of Credit Right”

“Proceeds”

“Security”

“Securities Account”

“Securities Intermediary”

“Security Entitlement”

(i) If any Asset Sale, acquisition, action by any Governmental Authority to control the purchase and sale of the lawful currency of a country or currency devaluation results in a material change in the financial performance of the Borrower and its Subsidiaries or otherwise affects any of the calculations required by Article V (Financial Covenants), the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Borrower shall be appropriate after such change.

ARTICLE II

THE FACILITY

Section 2.1 The Revolving Credit Commitments

On the terms and subject to the conditions contained in this Agreement, the Lender agrees to make loans (each a “Revolving Loan”) in Dollars to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by the Lender not to exceed the Lender’s Revolving Credit Commitment; provided, however, that at no time shall the Lender be obligated to make a Revolving Loan in excess of the Available Credit; provided, further, that on the Closing Date, the outstanding principal amount of Revolving Loans shall not exceed $75,000,000; provided, further, that prior to December 31, 2004, the outstanding principal amount of Revolving Loans shall not exceed $170,000,000.

Within the limits of the Revolving Credit Commitment of the Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

Section 2.2 Borrowing Procedures

(a) Each Borrowing shall be made on notice given by the Borrower to the Lender not later than 2:00 p.m. (California time) three Business Days (or such lesser period requested by the Borrower and acceptable to the Lender in its sole discretion) prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Revolving Credit Borrowing, and (B) the aggregate amount of such proposed Borrowing. Each Borrowing shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) Upon fulfillment (or due waiver in accordance with Section 12.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), the Lender shall make such funds available to the Borrower.

Section 2.3 Letters of Credit

(a) On the terms and subject to the conditions contained in this Agreement, the Lender agrees to assist, by acting as applicant and/or account party, the Borrower and its Subsidiaries in establishing or opening for the account of the Borrower one or more Letters of Credit with an Issuer at the request of the Borrower from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date; provided, however, that the Lender shall not be under any obligation to assist in the Issuance of any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to the Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuer as of the date of this Agreement and that the Issuer in good faith deems material to it;

(ii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings at such time exceeds the Revolving Credit Commitment;

(iii) after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit;

(iv) any fees due in connection with a requested Issuance have not been paid;

(v) such Letter of Credit is requested to be Issued in a form that is not acceptable to the Issuer or the Lender; or

(vi) such Letter of Credit is requested to be denominated in any currency other than Dollars.

The Lender shall not have any obligation to Issue any Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than seven days prior to the Scheduled Termination Date.

(c) In connection with the Issuance of each Letter of Credit, the Borrower shall give the Lender at least five Business Days’ prior written notice, in substantially the form of Exhibit D (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Lender), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the face amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an Issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the Lender not later than 11:00 a.m. (California time) on the fifth Business Day prior to the requested Issuance of such Letter of Credit.

(d) The Borrower agrees to pay to the Lender the amount of all Reimbursement Obligations owing to the Lender in respect of any Letter of Credit no later than the date that is the next succeeding Business Day after the Borrower receives written notice from the Lender that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against the Lender or any other Person. In the event that the Lender makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to the Lender pursuant to this clause (d) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans.

(e) The Borrower’s obligation to pay each Reimbursement Obligation shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuer, the Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Lender under any resulting liability to the Borrower. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Lender and the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit the Lender and the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Lender or the Issuer, as the case may be.

Section 2.4 Reduction and Termination of the Revolving Credit Commitments

(a) The Borrower may, upon at least five Business Days’ prior notice to the Lender, terminate in whole or reduce in part the unused portions of the Revolving Credit Commitments; provided, however, that each partial reduction shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) If the then current Revolving Credit Commitments are greater than the applicable amounts set forth below, then such Revolving Credit Commitments shall be reduced on each of the dates set forth below (the “Commitment Reduction Dates”) to the amount set forth below opposite each such date:

DATE	AMOUNT
June 30, 2007	$170,000,000
December 31, 2007	$140,000,000
June 30, 2008	$100,000,000
December 31, 2008	$60,000,000

(c) The then current Revolving Credit Commitments shall be reduced on each date on which a prepayment of Revolving Loans is made pursuant to Section 2.8(a) (Mandatory Prepayments) or would be required to be made had the outstanding Revolving Loans equaled the Revolving Credit Commitments then in effect, in each case in the amount of such prepayment (or deemed prepayment).

Section 2.5 Repayment of Loans

The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.

Section 2.6 Evidence of Debt

(a) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to the Lender resulting from each Loan of the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement and the amount of any sum received by the Lender hereunder from the Borrower, whether such sum constitutes principal or interest, fees, expenses or other amounts due under the Loan Documents.

(b) The entries made in the accounts maintained pursuant to clause (a) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(c) Notwithstanding any other provision of the Agreement, in the event that the Lender requests that the Borrower execute and deliver a promissory note payable to the Lender in order to evidence the Indebtedness owing to the Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Revolving Credit Note to the Lender evidencing the Revolving Loans of the Lender, substantially in the form of Exhibit B (Form of Revolving Credit Note).

Section 2.7 Optional Prepayments

The Borrower may prepay the outstanding principal amount of the Revolving Loans in whole or in part; provided, however, that each partial prepayment shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

Section 2.8 Mandatory Prepayments

(a) Upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising from an Equity Issuance or Debt Issuance, the Borrower shall immediately prepay the Loans (or provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds. Any such mandatory prepayment shall be applied in accordance with clause (c) below.

(b) If (but without duplication) (i) at any time the Dollar Equivalent of the Available cash and Cash Equivalents of the Borrower exceeds $20,000,000 for a period of three consecutive Business Days, the Borrower shall prepay the Loans in an amount equal to 100% of such excess on the next Business Day, (ii) at any time the Dollar Equivalent of the Available cash and Cash Equivalents of the Borrower and its Subsidiaries on a consolidated basis and, with respect to the Available cash and Cash Equivalents of its Subsidiaries only, to the knowledge of the Borrower, exceeds $50,000,000 for a period of three consecutive Business Days, the Borrower shall prepay the Loans in an amount equal to 100% of such excess on the next Business Day and (iii) at the end of any fiscal month the Dollar Equivalent of the Available cash and Cash Equivalents of the Borrower and its Subsidiaries on a consolidated basis exceeds $50,000,000, the Borrower shall prepay the Loans in an amount equal to 100% of such excess within two Business Days after the last day of such fiscal month. Any such mandatory prepayment pursuant to this clause (b) shall be applied in accordance with clause (c) below.

(c) Any prepayments made by the Borrower required to be applied in accordance with this clause (c) shall be applied as follows: first, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full; and second, to provide cash collateral for any Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein. All repayments of Revolving Loans required to be made pursuant to clause (c) above shall result in a permanent reduction of the Revolving Credit Commitments to the extent provided in Section 2.4(c) (Reduction and Termination of the Revolving Credit Commitments).

(d) If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the Revolving Credit Commitments at such time, the Borrower shall forthwith prepay the Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of such excess.

Section 2.9 Interest

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable (or from such later date acceptable to the Lender in its sole discretion) until, in all cases, paid in full, except as otherwise provided in clause (c) below, at a rate per annum equal to the sum of (i) the Base Rate as in effect from time to time and (ii) the Applicable Margin; provided, however, that the total interest rate (i.e., the sum of the Base Rate and the Applicable Margin) shall not exceed the greater of (A) 12.0% per annum and (B) the Lender’s cost of funds as reasonably determined by the Lender.

(b) Interest Payments. (i) On and prior to December 31, 2005, interest accrued on each Loan shall be payable in kind by increasing the outstanding principal amount of the Revolving Loans by the amount of such interest due (A) on the last Business Day of each calendar month, commencing on the first such day following the making of such Loan and (B) if not previously paid in full, on the Revolving Credit Termination Date, (ii) after December 31, 2005, interest accrued on each Loan shall be payable in arrears in cash (A) on the last Business Day of each calendar month, commencing on the first such day following the making of such Loan and (B) if not previously paid in full, on the Revolving Credit Termination Date and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent perannum in excess of the rate of interest applicable to such Loans or other Obligations from time to time.

Section 2.10 Fees

(a) Unused Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment (whether or not then available) exceeds the sum of (i) the outstanding principal amount of Loans and (ii) the outstanding amount of the Letter of Credit Obligations (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the last Business Day of each calendar quarter and (y) on the Revolving Credit Termination Date.

(b) Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit arranged by the Lender:

(i) to the Lender, with respect to each Letter of Credit arranged by the Lender, an initial issuance fee equal to the amount paid by the Lender to the Issuer for such issuance (excluding any fees of the type referred to in clause (ii) below, whether or not payable up front), payable in arrears (A) on demand following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii) to the Lender, with respect to each Letter of Credit arranged by the Lender, a fee accruing at a rate per annum equal to 3.00% on the maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the last Business Day of each calendar month, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.9(c) (Interest)) and shall be payable on demand; and

(iii) to the Lender, the customary documentary and processing charges of the Issuer in accordance with the Issuer’s standard schedule for such charges in effect at such time with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder.

Section 2.11 Payments and Computations

(a) The Borrower shall make each payment hereunder (including fees and expenses) not later than 9:00 a.m. (California time) on the day when due, in Dollars, to the Lender at its bank account specified in writing to the Borrower from time to time in immediately available funds without set-off or counterclaim. Payments received by the Lender after 9:00 a.m. (California time) shall be deemed to be received on the next Business Day.

(b) All computations of interest and of fees shall be made by the Lender on the basis of a 365 or 366, as the case may be, day year and the actual number of days elapsed. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) If and to the extent any payment owed to the Lender is not made when due, the Borrower hereby authorizes the Lender to set-off and charge any amount so due against amounts due from the Lender, whether or not such amount is then due.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(e) Subject to the requirements of clause (f) of this Section 2.11 (and except as otherwise provided in Section 2.8(b) (Mandatory Prepayments)), all payments and any other amounts received by the Lender from or for the benefit of the Borrower shall be applied as follows: first, to pay all Obligations then due and payable and second, as the Borrower so designates.

(f) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.8(b) (Mandatory Prepayments), the Lender may, and, upon the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall, apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

First, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lender;

Second, to pay Obligations in respect of any fees then due to the Lender;

Third, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

Fourth, to pay or prepay principal amounts on the Loans and Reimbursement Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit), ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts; and

Fifth, to the ratable payment of all other Obligations.

The order of priority set forth in clauses first, second, third, fourth and fifth above may at any time and from time to time, be changed by the Lender without necessity of notice to or consent of or approval by the Borrower or by any other Person that is not a Lender.

(g) At the option of the Lender, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Revolving Loans and Protective Advances may be paid from the proceeds of Revolving Loans. The Borrower hereby authorizes the Lender to make Revolving Loans pursuant to Section 2.2(a) (Borrowing Procedures) from time to time in the Lender’s reasonable discretion, that are in the amounts of any and all principal payable with respect to the interest, fees, expenses and other sums payable in respect of the Revolving Loans. The Borrower agrees that all such Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit)) and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.12 Taxes

(a) Any and all payments by the Borrower under each Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which the Lender is organized, (ii) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Acceptance) applicable to the Lender, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance), (iii) any other United States federal taxes and (iv) taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to the Lender (w) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12 the Lender receives an amount equal to the sum it would have received had no such deductions been made, (x) the Borrower shall make such deductions, (y) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the Borrower shall deliver to the Lender evidence of such payment.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed by any state, county, city or other political subdivision within the United States or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c) The Borrower shall indemnify the Lender for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by the Lender and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Lender, at its address referred to in Section 12.7 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of the Borrower or the Lender hereunder, the agreements and obligations of the Borrower and the Lender contained in this Section 2.12 shall survive the payment in full of the Obligations.

(f) On the date of the Assignment and Acceptance pursuant to which a Non-U.S. Lender becomes a Lender, each Non-U.S. Lender shall provide the Lender and the Borrower with two completed copies of: (i) Form W-8ECI (claiming exemption from withholding because the income is effectively connected with a U.S. trade or business) (or any successor form); (ii) Form W-8BEN (claiming exemption from, or a reduction of, withholding tax under an income tax treaty) (or any successor form); (iii) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from withholding under the portfolio interest exemption)(or successor form); or (iv) or other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption, as of the date of such Assignment and Acceptance, from United States withholding tax with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Lender and the Borrower have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Lender or the Borrower shall withhold taxes from such payments at the applicable statutory rate. The Borrower shall not be required to pay additional amounts to any Lender under this Section 2.12 to the extent the obligation to pay such additional amount would not have arisen but for the failure of such Lender to comply with this Section 2.12(f).

(g) If the Lender receives a refund or a credit in respect of any Taxes or Other Taxes as to which it has received an indemnification payment from the Borrower, or with respect to which the Borrower has made any increased payment, pursuant to this Section 2.12, the Lender shall promptly pay an amount equal to the amount of such refund or credit (to the extent of amounts that have been paid by the Borrower under this Section 2.12 with respect to such refund and not previously reimbursed) to the Borrower.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions Precedent to Initial Loans and Letters of Credit

The occurrence of the Closing Date and the obligation of the Lender to make any Loan or assist the Borrower in the Issuance of a Letter of Credit on the occasion of the initial utilization of this Facility are subject to the satisfaction or due waiver in accordance with Section 12.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent:

(a) Certain Documents. The Lender shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Lender, in form and substance satisfactory to the Lender:

(i) this Agreement, duly executed and delivered by the Borrower and each of the other Loan Parties;

(ii) a Revolving Credit Note for the account of the Lender conforming to the requirements set forth herein;

(iii) Foreign Subsidiary Collateral Agreements duly executed and delivered by the appropriate Loan Parties, to the extent requested by the Lender;

(iv) evidence satisfactory to the Lender that, upon the filing and recording of instruments delivered on the Closing Date, the Lender shall have a valid and perfected first priority security interest in the Collateral, including (x) such documents duly executed by each Loan Party as the Lender may request with respect to the perfection of its security interests in the Collateral (including financing statements under the UCC and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Collateral Documents) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder;

(v) share certificates representing all certificated Stock being pledged pursuant to this Agreement or any other Collateral Document and stock powers for such share certificates executed in blank, as the Lender may require;

(vi) all instruments representing such of the Pledged Notes pledged pursuant to this Agreement or any other Collateral Document as shall be requested by the Lender, in each case duly endorsed in blank;

(vii) a favorable opinion of Lovells, counsel to the Loan Parties, in substantially the form of Exhibit E (Form of Opinion of Counsel for the Loan Parties);

(viii) a copy of the certificate of formation of the Borrower, certified as of a recent date by the Secretary of State of the state of organization of the Borrower, together with certificates of such official attesting to the good standing of the Borrower;

(ix) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of each Responsible Officer of the Borrower who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower, (B) the limited liability company agreement (or equivalent Constituent Document) of the Borrower as in effect on the date of such certification, (C) the resolutions of the Borrower’s Executive Committee approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of formation of the Borrower from the certificate of formation delivered pursuant to subclause (viii) above;

(x) a certificate of the Secretary or an Assistant Secretary of each Subsidiary Guarantor certifying (A) the names and true signatures of each Responsible Officer of such Subsidiary Guarantor who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Subsidiary Guarantor, and (B) the resolutions of such Subsidiary Guarantor’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party;

(xi) a certificate of a Responsible Officer of the Borrower to the effect that (A) the conditions set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied and (B) no litigation shall have been commenced against the Borrower or any of its Subsidiaries that would have a Material Adverse Effect.

(xii) evidence satisfactory to the Lender of the receipt of the consents, authorizations and approvals, and the making of the filings, listed on Schedule 4.2 (Consents);

(xiii) the Business Plan;

(xiv) a copy of the Confirmation Order (including the Plan of Reorganization attached to the Confirmation Order) approving and authorizing the transactions contemplated by this Agreement, the other Loan Documents and the Plan of Reorganization and otherwise not inconsistent with the provisions hereof and thereof, certified by a Responsible Officer of the Borrower (A) to be true, correct and complete copies of such documents and (B) that no appeal or motion for rehearing has been filed in connection with such Confirmation Order; and

(xv) such other certificates, documents, agreements and information respecting any Loan Party as the Lender may reasonably request.

(b) Confirmation of Plan of Reorganization. (i) The Bankruptcy Court shall have entered an order (the “Confirmation Order”) confirming the Plan of Reorganization and approving and authorizing the transactions contemplated thereby; (ii) the Plan of Reorganization shall be in form and substance satisfactory to the Lender and shall not have been modified, altered, amended or otherwise changed or supplemented without the prior written consent of the Lender; (iii) all conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or waived with the prior written consent of the Lender) and the Effective Date (as defined in the Plan of Reorganization) shall have occurred (other than the extension of credit under this Agreement); (iv) unless otherwise agreed by the Lender in its sole discretion, ten days shall have passed since the entry of the Confirmation Order and the Confirmation Order shall have become a Final Order; (v) the Lender shall be satisfied that, except as otherwise consented to by it, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order will not govern the enforcement of the Loan Documents; and (vi) the transactions set forth in the Plan of Reorganization shall have been consummated in accordance with all applicable Requirements of Law and otherwise to the satisfaction of the Lender.

(c) Roll-Up Transaction. The Roll-Up Transaction shall have been consummated.

(d) Consents, Etc. The Loan Parties shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Loan Parties lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents and the Plan of Reorganization and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents and (iii) to consummate the Roll-Up Transaction.

(e) Termination of DIP Credit Agreement. All obligations under the DIP Credit Agreement shall have been repaid or otherwise satisfied in full and the DIP Credit Agreement, all Loan Documents (as defined therein) and all Liens (as defined therein) shall have been terminated on terms satisfactory to the Lender.

(f) Fee and Expenses Paid. There shall have been paid to the Lender, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date.

(g) Additional Matters. The Lender shall have received such additional documents, information and materials as the Lender may reasonably request.

Section 3.2 Conditions Precedent to Each Loan and Letter of Credit

The obligation of the Lender on any date (including the Closing Date) to make any Loan or assist the Borrower in the Issuance of a Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Lender shall have received a duly executed Notice of Borrowing and, with respect to any Letter of Credit, the Lender shall have received a duly executed Letter of Credit Request.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance of a Letter of Credit, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds therefrom:

(i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except (A) to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall have been true and correct as of such earlier date, (B) such representations and warranties shall not apply to the Roll-Up Subsidiaries on and as of the Closing Date, (C) prior to the date that is one year after the Closing Date, the representations and warranties set forth in Sections 4.1 to 4.4 and Sections 4.7 to 4.18 shall not apply to the Roll-Up Subsidiaries and (D) prior to the date that is one year after the Closing Date, the representations and warranties set forth in Sections 4.5 and 4.6 shall apply to the Roll-Up Subsidiaries only for periods subsequent to the Closing Date; and

(ii) no Default or Event of Default shall have occurred and be continuing.

(c) Usage. (i) The uses of such Loan or Issuance of a Letter of Credit shall be in compliance with Section 7.9 (Application of Proceeds), (ii) at the time of making such Loan or Issuance of such Letter of Credit, and immediately after giving effect thereto, the Borrower shall not hold Available cash and Cash Equivalents in an aggregate amount (after giving effect to the incurrence of such Loan and the application of proceeds therefrom and any other cash or Cash Equivalents on hand (to the extent such proceeds and/or other cash or Cash Equivalents are actually utilized by the Borrower on the respective date of incurrence of such Loan for a permitted purpose other than an investment in Cash Equivalents)) in excess of the Dollar Equivalent of $10,000,000 and (iii) at the time of making such Loan or Issuance of such Letter of Credit, and immediately after giving effect thereto, the Borrower and its Subsidiaries shall not hold Available cash and Cash Equivalents on a consolidated basis and, with respect to the Available cash and Cash Equivalents of its Subsidiaries only, to the knowledge of the Borrower, in an aggregate amount (after giving effect to the incurrence of such Loan and the application of proceeds therefrom and any other cash or Cash Equivalents on hand (to the extent such proceeds and/or other cash or Cash Equivalents are actually utilized by the Borrower on the respective date of incurrence of such Loan for a permitted purpose other than an investment in Cash Equivalents)) in excess of the Dollar Equivalent of $35,000,000.

(d) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

Each submission by the Borrower to the Lender of a Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to the Lender of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower to the Lender that all conditions specified in this Section 3.2 (other than Section 3.2(d)) are satisfied on the date of the making of such Loan or the Issuance of such Letter of Credit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement, each Loan Party represents and warrants each of the following to the Lender, on and as of the Closing Date and after giving effect to the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit) (provided, that (i) such representations and warranties shall not apply to the Roll-Up Subsidiaries on and as of the Closing Date, (ii) prior to the date that is one year after the Closing Date, the representations and warranties set forth in Sections 4.1 to 4.4 and Sections 4.7 to 4.18 shall not apply to the Roll-Up Subsidiaries and (iii) prior to the date that is one year after the Closing Date, the representations and warranties set forth in Sections 4.5 and 4.6 shall apply to the Roll-Up Subsidiaries only for periods subsequent to the Closing Date) that:

Section 4.1 Valid Existence; Compliance with Law

Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with all applicable Requirements of Law and (e) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof, except in case of clauses (a) to (e), where the failure would not, in the aggregate, have a Material Adverse Effect.

Section 4.2 Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby, including the obtaining of the Loans and Letters of Credit and the creation and perfection of the Liens on the Collateral as security therefor:

(i) are within such Loan Party’s corporate, limited liability company or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions to Loans and Letters of Credit) will have been duly authorized by all necessary action, including the consent of shareholders and members where required;

(iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) and that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Lender pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), and each of which on the Closing Date will be in full force and effect.

(b) This Agreement shall have been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

Section 4.3 Subsidiaries

Set forth on Schedule 4.3 (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, its direct parent, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. Except as set forth on Schedule 4.3 (Ownership of Subsidiaries), neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents. The Borrower does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Section 8.3 (Investments).

Section 4.4 Financial Statements

(a) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2002, and the related Consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended fairly present in all material respects, subject, in the case of said balance sheets as at December 31, 2002, and said statements of income, retained earnings and cash flows for the 12 months then ended, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

(b) Neither the Borrower nor any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

(c) The Business Plan has been prepared by the Borrower in light of the past operations of its business, and reflect projections for the five year period beginning on January 1, 2004. The Business Plan is based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.

Section 4.5 Material Adverse Change

Except as set forth on Schedule 4.5 (Material Adverse Change), since December 31, 2003, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6 Litigation

Except as set forth on Schedule 4.6 (Litigation), there are no pending or, to the knowledge of the Borrower, threatened actions, investigations, proceedings or litigation affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, could not, if adversely determined, be reasonably expected to result in a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.7 Full Disclosure

The information prepared or furnished by or on behalf of the Borrower in connection with this Agreement or the consummation of the transactions contemplated hereunder and thereunder taken as a whole did not as of the date such information was so furnished contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. All facts known to the Borrower and material to an understanding of the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise have been disclosed to the Lender.

Section 4.8 Margin Regulations

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.9 No Burdensome Restrictions; No Defaults

(a) Neither the Borrower nor any of its Subsidiaries is in default under, or with respect to, any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of a Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

(c) To the best knowledge of the Borrower, there are no Requirements of Law applicable to the Borrower or any Subsidiary of the Borrower the compliance with which by the Borrower or such Subsidiary, as the case may be, would in the aggregate, have a Material Adverse Effect.

Section 4.10 Investment Company Act; Public Utility Holding Company Act

Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, or (b) a “holding company,” or an “affiliate”, a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

Section 4.11 Use of Proceeds

The proceeds of the Loans and the Letters of Credit are being used by the Borrower solely as follows: (a) to fund the Plan of Reorganization, (b) to fund operating expenses of the Borrower and its Subsidiaries incurred in the ordinary course of business, and (c) for working capital, Capital Expenditures and other general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Requirement of Law or the Loan Documents. The Borrower shall use the entire amount of the proceeds of each Loan and Letter of Credit in accordance with this Section 4.11 (Use of Proceeds).

Section 4.12 Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower or any of its Subsidiaries, other than those which in the aggregate would not have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances or complaints pending, or, to the Borrower’s knowledge, threatened, against or involving the Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.12 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of the Borrower or its Subsidiaries.

Section 4.13 ERISA

(a) Schedule 4.13 (List of Plans) separately identifies as of the date hereof all Title IV Plans, all Multiemployer Plans and all of the employee benefit plans within the meaning of Section 3(3) of ERISA to which the Borrower or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

(b) Each employee benefit plan of the Borrower or any of its Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(c) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

(d) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

(e) Except to the extent set forth on Schedule 4.13 (List of Plans), none of the Borrower, any of the Borrower’s Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan.

Section 4.14 Environmental Matters

The operations of the Borrower and each of its Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a Material Adverse Effect.

Section 4.15 Title; Real Property

(a) Except as set forth on Schedule 4.15 (Title), each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.). The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Borrower’s and its Subsidiaries’ right, title and interest in and to all such property.

(b) Neither the Borrower nor any of its Subsidiaries is obligated under any lease option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose lease of any Real Property of the Borrower or any of its Subsidiaries.

(c) All Permits required to have been issued or appropriate to enable all Real Property of the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(d) None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.16 Title; No Other Liens

Except for Liens permitted under Section 8.2 (Permitted Liens), (a) each Grantor is the record and beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or certificated securities and is the Entitlement Holder of all such Pledged Collateral constituting Investment Property held in a Securities Account and owns each other item of Collateral in which a Lien is granted by it hereunder and (b) all such Collateral is owned free and clear of any and all Liens.

Section 4.17 Pledged Collateral

(a) All Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests of each Grantor as of the date hereof are listed on Schedule 4.17 (Pledged Collateral). The Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests pledged hereunder by each Grantor constitute that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 4.17 (Pledged Collateral).

(b) All of the Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests have been duly and validly issued and, to the extent applicable, are fully paid and nonassessable.

(c) To each Grantor’s knowledge, each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d) All Pledged Collateral consisting of certificated securities or Instruments have been delivered to the Lender to the extent requested by the Lender.

Section 4.18 Confirmation Order

The Confirmation Order, and the transactions contemplated thereby, is in full force and effect and has not been vacated, reversed, modified, amended or stayed without the prior written consent of the Lender.

ARTICLE V

FINANCIAL COVENANTS

The Borrower agrees with the Lender to each of the following as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Lender otherwise consents in writing:

Section 5.1 Minimum EBITDA

(a) The Borrower and its Subsidiaries on a Consolidated basis shall have, as of the last day of the Fiscal Quarter ending March 31, 2004, EBITDA for such Fiscal Quarter of not less than (i.e., if negative, not a greater negative number than) -$50,000,000.

(b) The Borrower and its Subsidiaries on a Consolidated basis shall have, as of the last day of the Fiscal Quarter ending June 30, 2004, EBITDA for the two Fiscal Quarters ending on such date of not less than (i.e., if negative, not a greater negative number than) -$70,000,000.

(c) The Borrower and its Subsidiaries on a Consolidated basis shall have, as of the last day of the Fiscal Quarter ending September 30, 2004, EBITDA for the three Fiscal Quarters ending on such date of not less than (i.e., if negative, not a greater negative number than) -$90,000,000.

(d) The Borrower and its Subsidiaries on a Consolidated basis shall have, as of the last day of each Fiscal Quarter set forth below, EBITDA for the four Fiscal Quarters ending on such date of not less than (i.e., if negative, not a greater negative number than) the following:

FISCAL QUARTER ENDING	MINIMUM EBITDA
December 31, 2004	-$110,000,000
March 31, 2005	-$93,000,000
June 30, 2005	-$56,000,000
September 30, 2005	-$2,000,000
December 31, 2005	$74,000,000
March 31, 2006	$121,000,000
June 30, 2006	$158,000,000
September 30, 2006	$175,000,000
December 31, 2006	$175,000,000
March 31, 2007	$175,000,000
June 30, 2007	$175,000,000
September 30, 2007	$175,000,000
December 31, 2007	$175,000,000
March 31, 2008	$175,000,000
June 30, 2008	$175,000,000
September 30, 2008	$175,000,000
December 31, 2008	$175,000,000

Section 5.2 Capital Expenditures

The Borrower and its Subsidiaries on a Consolidated basis shall not make or incur Capital Expenditures during each of the Fiscal Years set forth below in excess of the maximum amount set forth below for such Fiscal Year:

FISCAL YEAR	MAXIMUM CAPITAL EXPENDITURES
2004	$120,000,000
2005	$180,000,000
2006	$200,000,000
2007	$200,000,000
2008	$200,000,000

provided, however, (i) up to 100% of any such amount referred to above, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the next succeeding Fiscal Year and (ii) Capital Expenditures made pursuant to this proviso during any Fiscal Year shall be deemed made first, in respect of amounts permitted for such Fiscal Year as provided above and second, in respect of amounts carried over from the prior Fiscal Year pursuant to subclause (i) above.

Section 5.3 Minimum Revenue

(a) The Borrower and its Subsidiaries on a Consolidated basis shall have, as of the last day of the Fiscal Quarter ending March 31, 2004, Revenue for such Fiscal Quarter of not less than $125,000,000.

(b) The Borrower and its Subsidiaries on a Consolidated basis shall have, as of the last day of the Fiscal Quarter ending June 30, 2004, Revenue for the two Fiscal Quarters ending on such date of not less than $240,000,000.

(c) The Borrower and its Subsidiaries on a Consolidated basis shall have, as of the last day of the Fiscal Quarter ending September 30, 2004, Revenue for the three Fiscal Quarters ending on such date of not less than $355,000,000.

(d) The Borrower and its Subsidiaries on a Consolidated basis shall have, as of the last day of each Fiscal Quarter set forth below, Revenue for the four Fiscal Quarters ending on such date of not less than the following:

FISCAL QUARTER ENDING	MINIMUM REVENUE
December 31, 2004	$500,000,000
March 31, 2005	$525,000,000
June 30, 2005	$525,000,000
September 30, 2005	$600,000,000
December 31, 2005	$600,000,000
March 31, 2006	$675,000,000
June 30, 2006	$725,000,000
September 30, 2006	$750,000,000
December 31, 2006	$750,000,000
March 31, 2007	$850,000,000
June 30, 2007	$850,000,000
September 30, 2007	$900,000,000
December 31, 2007	$900,000,000
March 31, 2008	$900,000,000
June 30, 2008	$900,000,000
September 30, 2008	$900,000,000
December 31, 2008	$900,000,000

ARTICLE VI

REPORTING COVENANTS

Each Loan Party agrees with the Lender, to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Lender otherwise consents in writing:

Section 6.1 Financial Statements

The Borrower shall furnish to the Lender each of the following:

(a) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated and consolidating unaudited balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c) Compliance Certificate. Together with each delivery of any financial statement pursuant to clauses (a) or (b) above, a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.

(d) Business Plan. Not later than 30 days prior to the end of each Fiscal Year, a supplement to the Business Plan delivered on the Closing Date, setting forth an updated forecast of the information contained in the Business Plan, all in form and substance reasonably satisfactory to the Lender.

Section 6.2 Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of the Borrower has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower shall give the Lender notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3 Litigation

Promptly after the commencement thereof, the Borrower shall give the Lender written notice of the commencement of all unstayed actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Borrower or any of its Subsidiaries, that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrower, expose the Borrower or such Subsidiary to liability in an amount not covered by insurance aggregating $500,000 or more or which, if adversely determined, would have a Material Adverse Effect.

Section 6.4 Labor Relations

Promptly after becoming aware of the same, the Borrower shall give the Lender written notice of (a) any material labor dispute to which the Borrower or any of its Material Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.5 ERISA Matters

The Borrower shall furnish the Lender each of the following:

(a) promptly and in any event within 30 days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

(b) promptly and in any event within 10 days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such ERISA Event or waiver request and the action, if any, the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c) simultaneously with the date that the Borrower, any of its Subsidiaries or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

Section 6.6 Environmental Matters

The Borrower shall provide the Lender promptly, and in any event within 10 days after the Borrower or any Subsidiary learning of any of the following, written notice of each of the receipt by the Borrower of any notice of violation of or potential liability under, or knowledge by the Borrower that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 6.7 Material Contracts

Promptly after the Borrower becoming aware of the same, the Borrower shall give the Lender written notice of any cancellation, termination or loss of any material Contractual Obligation or other customer arrangement.

Section 6.8 Other Information

The Borrower shall provide the Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Loan Party agrees with the Lender to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Lender otherwise consents in writing:

Section 7.1 Preservation of Valid Existence, Etc.

Such Loan Party shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Section 8.3 (Investments), Section 8.4 (Sale of Assets) and Section 8.7 (Restriction on Fundamental Changes).

Section 7.2 Compliance with Laws, Etc.

Such Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

Section 7.3 Conduct of Business

Such Loan Party shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with such Loan Party or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not in the aggregate have a Material Adverse Effect.

Section 7.4 Payment of Taxes, Etc.

Such Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of such Loan Party or the appropriate Subsidiary in conformity with GAAP.

Section 7.5 Maintenance of Insurance

Such Loan Party shall maintain, and cause to be maintained by or for each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates, and, in any event, all insurance required by any Loan Document.

Section 7.6 Access

Such Loan Party shall from time to time permit the Lender, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of such Loan Party and each of its Subsidiaries, (b) visit the properties of such Loan Party and each of its Subsidiaries, and (c) discuss the affairs, finances and accounts of such Loan Party and each of its Subsidiaries with any of their respective officers or directors and with such Loan Party’s independent certified public accountants. Such Loan Party shall authorize its independent certified public accountants to disclose to the Lender any and all financial statements and other information of any kind, as the Lender reasonably requests from such Loan Party and which such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Subsidiaries.

Section 7.7 Keeping of Books

Such Loan Party shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in order to permit the preparation of the Borrower’s consolidated financial statements in conformity with GAAP.

Section 7.8 Maintenance of Properties, Etc.

Such Loan Party shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) which are used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, have a Material Adverse Effect.

Section 7.9 Application of Proceeds

The Borrower shall use the entire amount of the proceeds of the Loans and the Letters of Credit as provided in Section 4.11 (Use of Proceeds).

Section 7.10 Additional Collateral and Guaranties

To the extent not delivered to the Lender on or before the Closing Date (including in respect of after-acquired property and Persons that become Material Subsidiaries of any Loan Party after the Closing Date), each Loan Party agrees promptly to do, or cause each Material Subsidiary of such Loan Party to do, each of the following, unless otherwise agreed by the Lender:

(a) deliver to the Lender a duly-executed Additional Subsidiary Guarantor Assumption;

(b) deliver to the Lender such duly-executed joinders and amendments to the Collateral Documents, in each case in form and substance reasonably satisfactory to the Lender and as the Lender deems necessary or advisable in order to (i) effectively grant to the Lender a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents and other debt Securities owned by any Loan Party or any Material Subsidiary of any Loan Party and (ii) effectively grant to the Lender a valid, perfected and enforceable first-priority security interest in all property interests and other assets of any Loan Party or any Material Subsidiary of any Loan Party;

(c) deliver to the Lender all certificates, instruments and other documents representing all Pledged Stock, Pledged Notes and all other Pledged Collateral being pledged pursuant to the joinders and amendments executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Notes and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Material Subsidiary thereof, as the case may be; and

(d) to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Lender.

ARTICLE VIII

NEGATIVE COVENANTS

Each Loan Party agrees with the Lender each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Lender otherwise consents in writing:

Section 8.1 Indebtedness

Such Loan Party shall not, nor shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a) the Secured Obligations;

(b) Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.1 (Existing Indebtedness);

(c) Guaranty Obligations incurred by the Borrower in respect of Indebtedness of the Borrower or any Subsidiary that is permitted by this Section 8.1;

(d) Capital Lease Obligations and purchase money Indebtedness incurred by the Borrower or a Subsidiary of the Borrower to finance the acquisition of fixed assets; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.2

(Capital Expenditures) and that the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness for the Borrower and its Subsidiaries shall not exceed $3,000,000 at any time;

(e) renewals, extensions, refinancings, refundings and replacements of Indebtedness permitted by clause (b) or (d) above or this clause (e) or clause (k) below; provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount of and accrued and unpaid interest and related fees on, and is on terms no less favorable to such Loan Party, including as to weighted average maturity, than the Indebtedness being renewed, extended, refinanced or refunded;

(f) Indebtedness arising from intercompany loans (i) from a Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower or (ii) from the Borrower to a Subsidiary of the Borrower;

(g) Indebtedness arising under any performance or surety bond, performance guarantee, minimum revenue guarantee, purchase commitment guarantee or similar arrangement with suppliers and programmers entered into in the ordinary course of business;

(h) Indebtedness arising in connection with the acquisition of set-top boxes and related equipment in the ordinary course of business consistent with past practice;

(i) Indebtedness of the Borrower or any Subsidiary in connection with guaranties resulting from endorsement of negotiable instruments in the ordinary course of business;

(j) obligations in respect of Hedging Contracts entered into in the ordinary course of business and for non-speculative purposes;

(k) Indebtedness of any Person that becomes a Subsidiary of the Borrower pursuant to a transaction permitted by Section 8.3(k) (Investments); provided, that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; and

(l) other indebtedness of Subsidiaries in an aggregate amount not at any time exceeding $25,000,000.

It is understood that any Indebtedness borrowed in a foreign currency shall continue to be permitted under this Section 8.1, notwithstanding any fluctuation in the Dollar Equivalent of such Indebtedness, as long as the outstanding principal balance of such Indebtedness (denominated in its original currency) does not exceed the maximum amount of such Indebtedness (denominated in such currency) permitted to be outstanding on the date such Indebtedness was incurred.

Section 8.2 Liens, Etc.

Such Loan Party shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a) Liens created pursuant to the Loan Documents;

(b) Liens existing on the date of this Agreement and disclosed on Schedule 8.2 (Existing Liens);

(c) Customary Permitted Liens of the Borrower and the Borrower’s Subsidiaries;

(d) purchase money Liens granted by the Borrower or any Subsidiary of the Borrower (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time of the Borrower’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) or clause (i) below without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(e) (Indebtedness);

(f) pledges of cash collateral to support Hedging Contracts in an aggregate amount not to exceed $10,000,000;

(g) pledges of cash collateral and deposits in an aggregate amount not to exceed $25,000,000;

(h) Liens in respect of judgments not constituting an Event of Default;

(i) any Lien existing on any property of any Person that becomes a Subsidiary of the Borrower pursuant to a transaction permitted by Section 8.3(k) (Investments); provided, that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) such Lien shall not apply to any other property of the Borrower or any other Subsidiary of the Borrower and (iii) such Lien shall secure only those obligations which it secures on the date such Person becomes a Subsidiary; and

(j) Liens not otherwise permitted by this Section 8.2 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate Fair Market Value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all of its Subsidiaries) $500,000 at any one time.

Section 8.3 Investments

Such Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or maintain any Investment except:

(a) Investments existing on the date of this Agreement and disclosed on Schedule 8.3 (Existing Investments);

(b) Investments in cash and Cash Equivalents;

(c) Investments in Accounts, Payment Intangibles, Chattel Paper, notes receivable and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries;

(d) Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business or received in bankruptcy or insolvency proceedings of account debtors;

(e) Investments by (i) a Subsidiary of the Borrower in the Borrower or any other Subsidiary of the Borrower or (ii) the Borrower in a Subsidiary of the Borrower;

(f) Investments constituting Guaranty Obligations permitted by Section 8.1 (Indebtedness);

(g) Investments in Hedging Contracts entered into in the ordinary course of business for non-speculative purposes;

(h) bank deposits in the ordinary course of business;

(i) loans and advances to employees in the ordinary course of business;

(j) Investments in connection with the lawful conversion and transfer of funds from any country that is subject to currency exchange or transfer restrictions;

(k) Investments contemplated by the Contribution Agreement; and

(l) Investments not otherwise permitted hereby; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed $1,000,000 at any time.

It is understood that any Investment in a foreign currency shall continue to be permitted under this Section 8.3, notwithstanding any fluctuation in the Dollar Equivalent of such Investment, as long as the outstanding amount of such Investment (denominated in its original currency) does not exceed the maximum amount of such Investment (denominated in such currency) permitted to be outstanding on the date such Investment was made.

Section 8.4 Sale of Assets

Such Loan Party shall not, and shall not permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of its assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of its assets or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Stock or Stock Equivalent (any such disposition being an “Asset Sale”), except for the following:

(a) the sale or disposition of Inventory in the ordinary course of business consistent with past practice;

(b) transfers resulting from a Property Loss Event;

(c) the sale or disposition of Equipment that has become obsolete or is replaced in the ordinary course of business consistent with past practice; provided, however, that the aggregate Fair Market Value of all such equipment disposed of in any Fiscal Year shall not exceed $1,000,000;

(d) the lease or sublease of real property not constituting a sale and leaseback, to the extent not otherwise prohibited by this Agreement;

(e) assignments and licenses of Intellectual Property of the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice;

(f) the sale or disposition of assets to any Subsidiary of the Lender and its Subsidiaries;

(g) the sale or disposition of set-top boxes and related equipment in the ordinary course of business consistent with past practice;

(h) Liens permitted under Section 8.2 (Liens, Etc.);

(i) the sale or disposition of assets acquired pursuant to a transaction permitted by Section 8.3(k) (Investments); provided, that the book value of such assets does not exceed $20,000,000 in the aggregate; and

(j) the sale or disposition of other assets having a Fair Market Value not to exceed $2,000,000 in any Fiscal Year.

Section 8.5 Restricted Payments

Such Loan Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except:

(a) Restricted Payments by any Subsidiary of the Borrower to the Borrower;

(b) dividends and distributions declared and paid on the common Stock of the Borrower and payable only in common Stock of the Borrower; and

(c) cash dividends or distributions on the Stock of the Borrower paid and declared solely for the purpose of funding payments by the holders of such Stock in respect of federal, state, local or foreign taxes owing by such holders in respect of the Borrower and its Subsidiaries, but not greater than the amount of taxes that would be payable by the Borrower, on a consolidated basis, if the Borrower were the taxpayer.

Section 8.6 Prepayment and Cancellation of Indebtedness

(a) Such Loan Party shall not, and shall not permit any of its Subsidiaries to, cancel any claim or Indebtedness owing to it except in the ordinary course of business consistent with past practice.

(b) Such Loan Party shall not, and shall not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; provided, however, that the Borrower may (i) prepay the Obligations in accordance with the terms of this Agreement, (ii) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness, (iii) prepay any Indebtedness payable to the Borrower by any of its Subsidiaries and (iv) renew, extend, refinance and refund Indebtedness, so long as such renewal, extension, refinancing and refunding is permitted under Section 8.1(e) (Indebtedness).

Section 8.7 Restriction on Fundamental Changes

Such Loan Party shall not, and shall not permit any of its Subsidiaries to, (a) merge with any Person, (b) consolidate with any Person, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, or (e) enter into any joint venture or partnership with any Person; provided, however, that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity), (ii) any Subsidiary of the Borrower may be merged or consolidated with or into any Subsidiary Guarantor (provided that (A) the Subsidiary Guarantor shall be the continuing or surviving entity or (B) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 7.10 (Additional Collateral and Guarantees) in connection therewith) or (iii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary of the Borrower that is not a Subsidiary Guarantor.

Section 8.8 Change in Nature of Business

Such Loan Party shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of its business as carried on at the date hereof.

Section 8.9 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

Except pursuant to the Loan Documents, any agreements governing purchase money Indebtedness or Capital Lease Obligations permitted by Section 8.1(b), (d) or (e) (in which latter case, any prohibition or limitation shall only be effective against the assets financed thereby) and as set forth on Schedule 8.9 (Restrictions on Subsidiary Distributions), such Loan Party shall not, and shall not permit any of its Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

Section 8.10 Accounting Changes; Fiscal Year

Such Loan Party shall not, and shall not permit any of its Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and permitted by the Loan Documents and disclosed to the Lender or (b) Fiscal Year.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default

Each of the following events shall be an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Articles V (Financial Covenants) or VIII (Negative Covenants) or Sections 6.2 (Default Notices) or 7.9 (Application of Proceeds) of this Agreement; or

(e) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure shall remain unremedied for 20 days after the earlier of (i) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (ii) the date on which written notice thereof shall have been given to the Borrower by the Lender; or

(f) (i) the Borrower or any of its Subsidiaries shall fail to make any payment on any Indebtedness of the Borrower or any such Subsidiary or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $20,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(g) the Loan Documents shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or such Lien shall, to the extent perfected, cease to be a perfected Lien having the priority provided herein against each Loan Party, or any Loan Party shall so allege in any pleading filed in any court or any material provision of any Loan Document shall, for any reason, cease to be valid and binding on each Loan Party party thereto or any Loan Party shall so state in writing; or

(h) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount in excess of $20,000,000, to the extent not covered by insurance, shall be rendered against one or more of the Borrower and its Subsidiaries, and the same shall remain unpaid, undischarged, unvacated or unstayed pending appeal for a period of 30 days after the entry thereof; or

(i) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $1,000,000 in the aggregate; or

(j) the taking, or an official announcement by any Governmental Authority of its intention to take, any action to condemn, seize, nationalize or appropriate any material portion of the assets or licenses of the Borrower or any of its Material Subsidiaries; or

(k) the failure of any of the Borrower’s material satellites, or the loss of any material license by any Material Subsidiary; or

(l) the Borrower or any of the other Loan Parties shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower or any of the other Loan Parties seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against the Borrower or any of the other Loan Parties (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceedings shall occur; or the Borrower or any of the other Loan Parties shall take any corporate action to authorize any of the actions set forth above in this subsection (l);

provided, however, that no transaction contemplated by the Contribution Agreement shall constitute a Default or an Event of Default.

Section 9.2 Remedies

During the continuance of any Event of Default, the Lender (a) may, by notice to the Borrower, declare that all or any portion of the Revolving Credit Commitments be terminated, whereupon the obligation of the Lender to make any Loan and assist in the Issuance of any Letter of Credit shall immediately terminate and (b) may, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(l), (x) the Revolving Credit Commitments of the Lender to make Loans and the commitments of the Lender to assist in the Issuance of Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. The Lender shall be entitled to exercise all of its rights and remedies under the Loan Documents, including, without limitation, all rights and remedies with respect to the Collateral and the Subsidiary Guarantors and/or any other remedies provided by applicable law.

Section 9.3 Actions in Respect of Letters of Credit

Upon the Revolving Credit Termination Date or as may be required by Section 2.8(b) (Mandatory Prepayments) and at any time after the Revolving Credit Termination Date when the funds in a Cash Collateral Account shall be less than the Letter of Credit Obligations, the Borrower shall pay to the Lender in immediately available funds at its bank account specified in writing to the Borrower from time to time, for deposit in a Cash Collateral Account, an amount equal to 105% of the sum of all outstanding Letter of Credit Obligations. The Lender may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.11(f) (Payments and Computations), as shall have become or shall become due and payable by the Borrower to the Lender in respect of the Letter of Credit Obligations. The Lender shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4 Rescission

If at any time after termination of the Revolving Credit Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 12.1 (Amendments, Waivers, Etc.), then upon the written consent of the Lender and written notice to the Borrower, the termination of the Revolving Credit Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are not intended to benefit the Borrower and do not give the Borrower the right to require the Lender to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE X

GUARANTY

Section 10.1 The Guaranty

In order to induce the Lender to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by each Subsidiary Guarantor from the proceeds of the Loans and the Issuance of the Letters of Credit, each Subsidiary Guarantor hereby agrees with the Lender that such Subsidiary Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees as primary obligor and not merely as surety the full and prompt payment and performance when due, whether upon maturity, by acceleration, mandatory prepayment or otherwise in accordance herewith or with any other Loan Documents, of any and all of the Obligations to the Lender. If any or all of the Obligations of the Borrower to the Lender become due and payable hereunder, each Subsidiary Guarantor, jointly and severally, unconditionally promises to pay and perform such Obligations to the Lender, or order, on demand, together with any and all reasonable expenses that may be incurred by the Lender in collecting any of the Obligations.

Section 10.2 Nature of Liability

The liability of each Subsidiary Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of the Borrower, whether executed by such Subsidiary Guarantor, any other Subsidiary Guarantor, any other guarantor or by any other party, and the liability of each Subsidiary Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Borrower, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower or (e) any payment made to the Lender in respect of the Obligations which the Lender repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Subsidiary Guarantor hereby waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.3 Independent Obligation

The obligations of each Subsidiary Guarantor hereunder are independent of the obligations of any other Subsidiary Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Subsidiary Guarantor, whether or not action is brought against any other Subsidiary Guarantor, any other guarantor or the Borrower and whether or not any other Subsidiary Guarantor, any other guarantor or the Borrower is joined in any such action or actions. Each Subsidiary Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance operating to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Subsidiary Guarantor.

Section 10.4 Authorization

Each Subsidiary Guarantor authorizes the Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to do any of the following:

(a) change the manner, place or terms of payment of, or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof and any offset there against;

(c) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

(e) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, or subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Lender regardless of what liability or liabilities of such Subsidiary Guarantor or the Borrower remain unpaid; or

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements.

Section 10.5 Reliance

It is not necessary for the Lender to inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.6 Subordination

Any of the Indebtedness of the Borrower now or hereafter owing to any Subsidiary Guarantor is hereby subordinated to the Obligations of the Borrower; provided, however, that payment may be made by the Borrower on any such Indebtedness owing to such

Subsidiary Guarantor so long as the same is not prohibited by this Agreement; and provided, further, that, if the Lender so requests at a time when a Default or Event of Default exists, all such Indebtedness of the Borrower to such Subsidiary Guarantor shall be collected, enforced and received by such Subsidiary Guarantor as trustee for the Lender and be paid over to the Lender on account of the Obligations of the Borrower to the Lender, but without affecting or impairing in any manner the liability of such Subsidiary Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Subsidiary Guarantor of any note or negotiable instrument evidencing any of the Indebtedness of the Borrower to such Subsidiary Guarantor, such Subsidiary Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

Section 10.7 Waiver

(a) Each Subsidiary Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Lender to (i) proceed against the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party or (iii) pursue any other remedy in the Lender’s power whatsoever. Each Subsidiary Guarantor waives (except as shall be required by applicable statute and cannot be waived) any defense based on or arising out of any defense of the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party other than payment in full of the Obligations, including any defense based on or arising out of the disability of the Borrower, any other Subsidiary Guarantor, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations. The Lender may, at its election, foreclose on any security held by the Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable Requirements of Law), and may exercise any other right or remedy the Lender may have against the Borrower, any other guarantor, any other party or any security, without affecting or impairing in any way the liability of any Subsidiary Guarantor hereunder, in each case except to the extent the Obligations have been paid. Each Subsidiary Guarantor hereby waives any defense arising out of any such election by the Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Subsidiary Guarantor against the Borrower, any other party or any security.

(b) Each Subsidiary Guarantor waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty and notices of the existence, creation or incurring of new or additional Obligations. Each Subsidiary Guarantor (i) assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs hereunder and (ii) agrees that the Lender shall have no duty to advise such Subsidiary Guarantor of information known to them regarding such circumstances or risks.

ARTICLE XI

SECURITY

Section 11.1 Security

(a) To induce the Lender to make the Loans, each Grantor hereby grants to the Lender, for itself and for the ratable benefit of the Secured Parties, as security for the full, prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) of the obligations of such Grantor hereunder, a continuing first-priority Lien and security interest (subject only to Liens permitted under Section 8.2(d) (Liens, Etc.)) in and to all Collateral of such Grantor wherever located, whether real, personal or mixed and whether now owned or hereafter acquired or adopted. “Collateral” means all of the property and assets of each Grantor and its estate, real and personal, tangible and intangible, whether now owned or hereafter acquired or arising and regardless of where located, including but not limited to:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all Letter of Credit Rights;

(xi) all Real Property;

(xii) all Vehicles;

(xiii) the Commercial Tort Claims described on Schedule 11.1 (Commercial Tort Claims);

(xiv) all books and records pertaining to the property described in this Section 11.1 (Security);

(xv) all other goods and personal property of such Grantor, whether tangible or intangible, wherever located;

(xvi) all property of any Grantor held by the Lender or any Secured Party or Affiliate of the Lender or such Secured Party, including all property of every description, in the possession or custody of or in transit to the Lender or such Secured Party or Affiliate of the Lender or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor, or as to which such Grantor may have any right or power;

(xvii) to the extent not otherwise included, all monies and other property of any kind received by such Grantor in connection with refunds with respect to taxes, assessments and governmental charges imposed on such Grantor or any of its property or income;

(xviii) to the extent not otherwise included, all monies and other property of any kind received by any Grantor; and

(xix) to the extent not otherwise included, all Proceeds;

provided, that the Collateral shall not include any Excluded Assets.

Section 11.2 Perfection of Security Interests

(a) Each Grantor shall, at its expense, perform any and all steps reasonably requested by the Lender at any time to perfect, maintain, protect, and enforce the Lender’s security interest in the Collateral of such Grantor, including (i) executing and filing financing, in lieu or continuation statements, and amendments thereof, in form and substance satisfactory to the Lender, (ii) maintaining complete and accurate stock records, (iii) using its best efforts in delivering to the Lender negotiable warehouse receipts, if any, and, upon the Lender’s request therefor, non-negotiable warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, (iv) placing notations on such Grantor’s books of account to disclose the Lender’s security interest therein, (v) delivering to the Lender all documents, certificates and Instruments necessary or desirable to perfect the Lender’s Lien in letters of credit on which such Grantor is named as beneficiary and all acceptances issued in connection therewith, (vi) after the occurrence and during the continuation of an Event of Default, transferring Inventory maintained in warehouses to other warehouses designated by the Lender and (vii) taking such other steps as are deemed necessary or desirable to maintain the Lender’s security interest in the Collateral, including title insurance policies, current as built surveys, zoning letters and certificates of occupancy, as shall be requested by the Lender, in each case satisfactory to the Lender, in its sole discretion.

(b) Each Grantor hereby authorizes the Lender to execute and file financing, in lieu or continuation statements or other relevant filings and recordings on such Grantor’s behalf covering the Collateral. The Lender may file one or more financing or continuation statements or other relevant filings and recordings disclosing the Lender’s security interest under this Agreement or the other Loan Documents without the signature of such Grantor appearing thereon. Each Grantor shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other relevant filings and recordings concerning the Collateral. Each Grantor agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or the other Loan Documents or of a financing or continuation statement is sufficient as such filing or recording. If any Collateral is at any time in the possession or control of any warehouseman, bailee or such Grantor’s agents or processors, such Grantor shall notify such warehouseman, bailee, agents or processors of the Lender’s security interest, which notification shall specify that such Person shall, upon the occurrence and during the continuance of an Event of Default and hold all such Collateral for the Lender’s account subject to the Lender’s instructions. From time to time, each Grantor shall, upon the Lender’s request, execute and deliver written instruments pledging to the Lender the Collateral described in any such instruments or otherwise, but the failure of such Grantor to execute and deliver such confirmatory instruments shall not affect or limit the Lender’s security interest or other rights in and to the Collateral. Until all Obligations have been fully satisfied and the Revolving Credit Commitments shall have been terminated, the Lender’s security interest in the Collateral and all Proceeds and products thereof shall continue in full force and effect.

Section 11.3 Rights of Lender; Limitations on Lender’s Obligations

(a) It is expressly agreed by each Grantor that, anything herein to the contrary notwithstanding, such Grantor shall remain liable under its Contractual Obligations to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither the Lender nor any other Secured Party shall have any obligation or liability under any Contractual Obligation by reason of or arising out of this Agreement, the other Loan Documents, or the granting to the Lender of a security interest therein or the receipt by the Lender or any Lender of any payment relating to any Contractual Obligation pursuant hereto, nor shall the Lender be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any Contractual Obligation, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contractual Obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

(b) Subject to Section 11.5 (Performance by Lender of the Loan Parties’ Obligations), the Lender authorizes each Grantor to collect its Accounts; provided, however, that such collection shall be performed in accordance with such Grantor’s customary procedures, and the Lender may, upon the occurrence and during the continuation of any Event of Default and without notice, limit or terminate said authority at any time.

(c) The Lender may at any time, upon the occurrence and during the continuation of any Event of Default, after first notifying the Borrower of its intention to do so, notify Account Debtors, notify the other parties to the Contractual Obligations of the Borrower or any other Grantor, notify obligors of Instruments and Investment Property of the Borrower or any other Grantor and notify obligors in respect of Chattel Paper of the Borrower or any other Grantor that the right, title and interest of the Borrower or such Grantor in and under such Accounts, such Contractual Obligations, such Instruments, such Investment Property and such Chattel Paper have been assigned to the Lender and that payments shall be made directly to the Lender. Upon the request of the Lender, the Borrower or such other Grantor shall so notify such Account Debtors, such parties to Contractual Obligations, obligors of such Instruments and Investment Property and obligors in respect of such Chattel Paper. Upon the occurrence and during the continuance of any Event of Default, the Lender may in its own name, or in the name of others, communicate with such parties to such Accounts, Contractual Obligations, Instruments, Investment Property and Chattel Paper to verify with such Persons to the Lender’s reasonable satisfaction the existence, amount and terms of any such Accounts, Contractual Obligations, Instruments, Investment Property or Chattel Paper.

Section 11.4 Covenants of the Loan Parties with Respect to Collateral

Each Grantor hereby covenants and agrees with the Lender that from and after the date of this Agreement and until the Obligations are fully satisfied:

(a) Maintenance of Records. Such Grantor shall keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, in all material respects, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings concerning the Collateral. For the Lender’s further security, each Grantor agrees that the Lender shall have a property interest in all of such Grantor’s books and records pertaining to the Collateral and, upon the occurrence and during the continuation of an Event of Default, such Grantor shall deliver and turn over any such books and records to the Lender or to its representatives at any time on demand of the Lender.

(b) Indemnification With Respect to Collateral. In any suit, proceeding or action brought by the Lender relating to any Account, Chattel Paper, Contractual Obligation, General Intangible, Investment Property, Instrument, Intellectual Property or other Collateral for any sum owing thereunder or to enforce any provision of any Account, Chattel Paper, Contractual Obligation, General Intangible, Investment Property, Instrument, Intellectual Property or other Collateral, such Grantor shall save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by the Secured Parties by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Grantor, and all such obligations of such Grantor shall be, and shall remain, enforceable against and only against such Grantor and shall not be enforceable against the Lender; provided, however, that the Borrower shall not have any obligation under this clause (b) to any Person with respect to any expense, loss or damage caused by or resulting from the gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction in a final, non-appealable judgment or order.

(c) Limitation on Liens on Collateral. Such Grantor shall not create, permit or suffer to exist, shall defend the Collateral against and shall take such other action as is necessary to remove, any Lien on the Collateral except Liens permitted under Section 8.2 (Liens, Etc.), and such Grantor shall defend the right, title and interest of the Lender in and to all of such Grantor’s rights under the Accounts, Chattel Paper, Deposit Accounts, Leases, Real Property, Contractual Obligations, Documents, General Intangibles, Instruments, Investment Property, Letter of Credit Rights, Vehicles and Commercial Tort Claims and to the Intellectual Property, Equipment and Inventory and in and to the Proceeds thereof against the claims and demands of all Persons whomsoever other than claims or demands arising out of Liens permitted under Section 8.2 (Liens, Etc.).

(d) Limitations on Modifications of Accounts. Such Grantor shall not, without the Lender’s prior written consent, grant any extension of the time of payment of any of the Accounts, Chattel Paper or Instruments, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon, other than any of the foregoing done in the ordinary course of business, consistent with past practices and trade discounts granted in the ordinary course of business of such Grantor.

(e) Notices. Such Grantor shall advise the Lender promptly, in reasonable detail, (i) of any Lien asserted against any of the Collateral other than Liens permitted under Section 8.2 (Liens, Etc.) and (ii) of the occurrence of any other event that would result in a Material Adverse Change with respect to the aggregate value of the Collateral or on the security interests created hereunder.

(f) Maintenance of Equipment. Such Grantor shall keep and maintain the Equipment in good operating condition sufficient for the continuation of the business conducted by such Grantor on a basis consistent with past practices, ordinary wear and tear excepted.

(g) Pledged Collateral.

(i) Upon request of the Lender, such Grantor shall (x) deliver to the Lender, all certificates and Instruments representing or evidencing any Additional Pledged Collateral, whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender, together with a Pledge Amendment, duly executed by such Grantor, in substantially the form of Exhibit F (Form of Pledge Amendment) (a “Pledge Amendment”), in respect of such Additional Pledged Collateral and authorizes the Lender to attach each such Pledge Amendment to this Agreement and (y) maintain all other Pledged Collateral constituting Investment Property in a control account subject to an effective control agreement in favor of the Lender, in form and substance reasonably satisfactory to the Lender. The Lender shall have the right, at any time in its discretion and without notice to such Grantor, to transfer to or to register in its name or in the name of its nominees any or all of the Pledged Collateral. The Lender shall have the right at any time to exchange certificates or instruments representing or evidencing any of the Pledged Collateral for certificates or instruments of smaller or larger denominations.

(ii) Except as provided in Section 11.7 (Remedies; Rights Upon Default), such Grantor shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends with respect to the Pledged Collateral). Any sums paid upon or in respect of any of the Pledged Collateral upon the liquidation or dissolution of any issuer of any of the Pledged Collateral, any distribution of capital made on or in respect of any of the Pledged Collateral or any property distributed upon or with respect to any of the Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Lender, be delivered to the Lender to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of any of the Pledged Collateral shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Lender, hold such money or property in trust for the Lender, segregated from other funds of such Grantor, as additional security for the Obligations.

(iii) Except as provided in Section 11.7 (Remedies; Rights Upon Default), such Grantor shall be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would impair the Collateral or that otherwise would be inconsistent with or result in any violation of any provision of this Agreement or any other Loan Document or, without prior notice to the Lender, to enable or take any other action to permit any issuer of Pledged Collateral to issue any Stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Stock or other equity securities of any nature of any issuer of Pledged Collateral.

(iv) Such Grantor shall not agree to any amendment of an LLC Agreement or Partnership Agreement that in any way adversely affects the perfection of the security interest of the Lender in the Pledged Partnership Interests or Pledged LLC Interests pledged by such Grantor hereunder, including any amendment electing to treat the membership interest or partnership interest of such Grantor as a Security.

(h) Intellectual Property. Whenever such Grantor, either by itself or through any agent, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States, such Grantor shall report such filing to the Lender within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Lender, such Grantor shall execute, deliver and have recorded, any and all agreements, instruments, documents and papers as the Lender may request to evidence the Lender’s security interest in any Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

Section 11.5 Performance by Lender of the Loan Parties’ Obligations

If any Grantor fails to perform or comply with any of its agreements contained herein and the Lender, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Lender incurred in connection with such performance or compliance, together with interest thereon at the rate then in effect in respect of the Revolving Loans, shall be payable by such Grantor to the Lender on demand and shall constitute Obligations secured by the Collateral. Performance of such Grantor’s obligations as permitted under this Section 11.5 shall in no way constitute a violation of the automatic stay provided by Section 362 of the Bankruptcy Code and each Grantor hereby waives applicability thereof. Moreover, the Lender shall in no way be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to clause (c) of Section 506 of the Bankruptcy Code and the Collateral may not be charged for the incurrence of any such cost.

Section 11.6 Limitation on Lender’s Duty in Respect of Collateral

The Lender shall not have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that the Lender shall, with respect to the Collateral in its possession or under its control, deal with such Collateral in the same manner as the Lender deals with similar property for its own account.

Upon request of the Borrower, the Lender shall account for any moneys received by it in respect of any foreclosure on or disposition of the Collateral of any Grantor.

Section 11.7 Remedies; Rights Upon Default

(a) If any Event of Default shall occur and be continuing, the Lender may exercise in addition to all other rights and remedies granted to it in this Agreement and in any other Loan Document, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, each Grantor expressly agrees that, during any such occurrence and continuance of any Event of Default, the Lender, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon such Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable Requirements of Law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of the Lender’s offices or elsewhere at such prices at it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Grantor hereby releases. Each Grantor further agrees that, during any such occurrence and continuance of any Event of Default, at the Lender’s request, it shall assemble the Collateral and make it available to the Lender at places the Lender shall reasonably select, whether at such Grantor’s premises or elsewhere. The Lender shall apply the proceeds of any such collection, recovery, receipt, appropriation, realization or sale (net of all expenses incurred by the Lender in connection therewith, including attorney’s fees and expenses), to the Obligations in any order deemed appropriate by the Lender, such Grantor remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by the Lender of any other amount required by any provision of law, need the Lender account for the surplus, if any, to such Grantor. To the maximum extent permitted by applicable Requirements of Law, each Grantor waives all claims, damages, and demands against the Lender arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of the Lender. Each Grantor agrees that the Lender need not give more than ten (10) days’ notice to the Borrower (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to the Borrower at its address referred to in Section 12.7 (Notices, Etc.)) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which the Lender is entitled, the Grantors also being liable for the fees and expenses of any attorneys employed by the Lender to collect such deficiency.

(b) Each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable Requirements of Law) of any kind in connection with this Agreement or any Collateral.

(c) Pledged Collateral

(i) Upon the occurrence and during the continuance of an Event of Default, if the Lender shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (A) the Lender shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Collateral and make application thereof to the Obligations in the order set forth herein and (B) the Lender or its nominee may exercise (1) all voting, consent, corporate and other rights pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (2) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer of Pledged Collateral, the right to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Lender may determine), all without liability except to account for property actually received by it, but the Lender shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(ii) In order to permit the Lender to exercise the voting and other consensual rights it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions it may be entitled to receive hereunder, (A) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Lender all such proxies, dividend payment orders and other instruments as the Lender may from time to time reasonably request and (B) without limiting the effect of clause (i) above, such Grantor hereby grants to the Lender an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Obligations.

(iii) Each Grantor hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Grantor to (A) comply with any instruction received by it from the Lender in writing that (1) states that an Event of Default has occurred and is continuing and (2) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that such issuer shall be fully protected in so complying, and (B) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral directly to the Lender.

(d) If any Loan Party fails to perform or comply with any of its agreements contained herein and the Lender, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses of the Lender incurred in connection with such performance or compliance shall be payable by the Borrower to the Lender on demand and shall constitute Obligations secured by the Collateral.

Section 11.8 The Lender’s Appointment as Attorney-in-Fact

(a) Each Grantor hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its and its Subsidiaries true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor, or in its own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action, and to execute and deliver any and all documents and instruments, that may be necessary and desirable to accomplish the purposes of this Agreement and the transactions contemplated hereby, and, without limiting the generality of the foregoing, hereby give the Lender the power and right, on behalf of such Grantor, without notice to or assent by such Grantor to do the following upon the occurrence and during the continuance of an Event of Default:

(i) to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of such Grantor, its own name or otherwise, to take possession of, and endorse and collect, any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Lender for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

(ii) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

(iii) (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due and to become due thereunder directly to the Lender or as the Lender shall direct, (B) to receive payment of and receipt for any and all moneys, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral, (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents constituting or relating to the Collateral, (D) to commence and prosecute any suits, actions or proceedings at law or equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral, (E) to defend any suit, action or proceeding brought against any Grantor with respect to any Collateral of such Grantor, (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate, (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Trademarks, throughout the world for such term or terms, on such conditions, and in such manner, as the Lender shall in its sole discretion determine and (H) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Lender’s option and such Grantor’s expense, at any time, or from time to time, all acts and things the Lender reasonably deems necessary to protect, preserve or realize upon the Collateral and the Lender’s Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) The Lender agrees that it will forbear from exercising the power of attorney or any rights granted to the Lender pursuant to this Section 11.8, except upon the occurrence or during the continuation of an Event of Default. The Grantors hereby ratify, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 11.8 is a power coupled with an interest and shall be irrevocable until the Obligations are indefeasibly paid in full.

(c) The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act, except for its own gross negligence or willful misconduct.

(d) Each Grantor also authorizes the Lender, at any time and from time to time upon the occurrence and during the continuation of any Event of Default, (i) to communicate in its own name or the name of its Subsidiaries with any party to any Contractual Obligation with regard to the assignment of the right, title and interest of such Grantor in and under the Contractual Obligations hereunder and other matters relating thereto and (ii) to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender and, in the case of any amendment, by the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding anything that is or may be contained herein to the contrary, the Lender and the Borrower shall not amend or modify Section 2.1 (The Revolving Credit Commitments), Article III (Conditions to Loans and Letters of Credit), Article V (Financial Covenants), Article VIII (Negative Covenants) or Article IX (Events of Default) of this Agreement in a manner that, taken as a whole, would be materially adverse to the Borrower unless the Committee, by a majority vote, consents to the same, which consent shall not be unreasonably withheld. The Committee shall be deemed to have consented unless it objects to any such amendment or modification, in writing, by no later than five (5) Business Days after notice of any such proposed modification or amendment. The provisions in this Section 12.1(b) shall expire, and the Committee shall no longer have any rights under this Agreement, upon the earlier to occur of (i) December 29, 2006, and (ii) when the Committee consists of less than three (3) active members.

Section 12.2 Assignments

(a) The Lender may, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Revolving Loans, and the Letters of Credit); provided, however, that (i) any such assignment shall cover the same percentage of the Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the Assignor’s entire interest) be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (iii) notwithstanding the foregoing, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing.

(b) The parties to each such assignment shall execute and deliver to the Lender, for its acceptance and recording, an Assignment and Acceptance, together with any Revolving Credit Note (if the assigning Lender’s Loans are evidenced by a Revolving Credit Note) subject to such assignment. Upon the execution, delivery, acceptance and recording of any Assignment and Acceptance from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c) The Lender shall maintain at its address referred to in Section 12.7 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recording of the names and addresses of the Lenders and the Revolving Credit Commitments of and principal amount of the Loans and Letter of Credit Obligations owing to each Lender from time to time (the “Register”). Any assignment pursuant to this Section 12.2 shall not be effective until such assignment is recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything to the contrary contained in clause (b) above, the Loans (including the Revolving Credit Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Revolving Credit Note shall only evidence the Lender’s or an assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note to be considered a bearer instrument or obligation. This Section 12.2 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Internal Revenue Code or such regulations). Solely for purposes of this and for tax purposes only, the Lender shall act as the Borrower’s agent for purposes of maintaining such notations of transfer in the Register.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Lender shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Lender, new Revolving Credit Notes to the order of such assignee in an amount equal to the Revolving Credit Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Revolving Credit Note for exchange in connection with the assignment and has retained Revolving Credit Commitments hereunder, new Revolving Credit Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitments retained by it hereunder. Such new Revolving Credit Notes shall be dated the same date as the surrendered Revolving Credit Notes and be in substantially the form of Exhibit B (Form of Revolving Credit Note).

Section 12.3 Costs and Expenses

(a) The Borrower agrees upon demand to pay, or reimburse the Lender for, all of the Lender’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Lender’s counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Lender in connection with any of the following: (i) the Lender’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or Lender’s periodic audits of the Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit)), any Loan Document or any proposal letter or commitment letter issued in connection therewith or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Lender’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the

Obligations, any Loan Party, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Lender is served or deposition or other proceeding in which the Lender is called to testify, in each case, relating in any way to the Obligations, the Borrower, any of the Borrower’s Subsidiaries, this Agreement or any of the other Loan Documents or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

(b) The Borrower further agrees to pay or reimburse the Lender upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by the Lender in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Borrower, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 12.4 Indemnities

(a) The Borrower agrees to indemnify and hold harmless the Lender, and each of its respective Affiliates (other than the Borrower and its Subsidiaries), and each of the directors, officers, employees, agents, representative, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation under this Section 12.4 to an Indemnitee (i) with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, or (ii) with respect to taxes (and amounts relating thereto), the indemnification for which shall be governed solely and exclusively by Section 2.12 (Taxes).

(b) The Borrower shall indemnify the Lender, for, and hold the Lender, harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Lender, for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of the Borrower or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding, the Borrower shall promptly do so, and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, or litigation or proceeding, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 12.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 12.5 Limitation of Liability

The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to the Borrower or any of its Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. Each Loan Party hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.6 Right of Set-off

Upon the occurrence and during the continuance of any Event of Default the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all Indebtedness at any time owing by the Lender or its Affiliates (other than the Borrower and its Subsidiaries) to or for the credit or the account of any Loan Party against any and all of the Obligations now or hereafter existing, whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender or its Affiliates (other than the Borrower and its Subsidiaries); provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 12.6 are in addition to the other rights and remedies (including other rights of set-off) that the Lender may have.

Section 12.7 Notices, Etc.

All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(a)	if to the Borrower or any other Loan Party:

DIRECTV Latin America, LLC

2400 E. Commercial Boulevard

Fort Lauderdale, Florida 33308

Attention: Chief Financial Officer

Telecopy no.: (954) 958-3483

with a copy to:

Lovells

900 Third Avenue

New York, New York 10022

Attention: Russell J. DaSilva

Telecopy no.: (212) 909-0666

(b)	if to the Lender:

Hughes Electronics Corporation

2250 East Imperial Highway

El Segundo, California 90245

Attention: David W. Baker

Telecopy no.: (310) 964-0839

with a copy to:

Hughes Electronics Corporation

2250 East Imperial Highway

El Segundo, California 90245

Attention: Larry D. Hunter

Telecopy no.: (310) 964-0839

with a further copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Warren T. Buhle

Telecopy no.: (212) 310-8007

(c)	if to the Committee:

Pachulski, Stang, Ziehl, Young, Jones & Weintraub P.C.

10100 Santa Monica Boulevard

Suite 1100

Los Angeles, California 90067

Attention: Brad R. Godshall

Telecopy no.: (310) 201-0760

or at such other address as shall be notified in writing. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by electronic mail or another telecommunications device); provided, however, that notices and communications to the Lender pursuant to Article II (The Facility) shall not be effective until received by the Lender.

Section 12.8 No Waiver; Remedies

No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.9 Binding Effect; No Third Party Beneficiary

This Agreement shall become effective when it shall have been executed by the Borrower, each other Loan Party and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the other Loan Parties, the Lender and, in each case, their respective successors and permitted assigns; provided, however, except that the Borrower and the other Loan Parties shall not have the right to assign their respective rights hereunder or any interest herein without the prior written consent of the Lender. The terms and provisions of this Agreement are intended solely for the benefit of, and may be enforced only by, the Borrower, the other Loan Parties and the Lender, and their respective successors and permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other Person or to create any obligations of a party to any such other Person, except that (a) each Indemnitee shall be a third party beneficiary with respect to Section 12.4 (Indemnities) and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof and (b) the Committee shall be a third party beneficiary with respect to Section 12.1(b) (Amendments, Waivers, Etc.) and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.

Section 12.10 Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 12.11 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this

Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Each Loan Party hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to such Loan Party at its address specified in Section 12.7 (Notices, Etc.). Without limiting each Loan Party’s right to appeal, each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 12.11 shall affect the right of the Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase Dollars with such other currency at the spot rate of exchange quoted by the at 11:00 a.m. (California time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 12.12 Waiver of Jury Trial

Each of the Lender, the Borrower and the other Loan Parties irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.

Section 12.13 Marshaling; Payments Set Aside

The Lender shall not be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Lender or the Lender receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff, had not occurred.

Section 12.14 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 12.15 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Lender.

Section 12.16 Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 12.17 Confidentiality

(a) The Borrower and the Lender hereby agree that each of the Borrower and the Lender (and each of their respective, and their respective affiliates’, employees, officers, directors, agents and advisors) is, and has been from the commencement of discussions with respect to the Facility, permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Internal Revenue Code Sections 6011, 6111 and 6112 and the regulations promulgated thereunder) of the Facility, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the Borrower or the Lender related to such structure and tax aspects. In this regard, each of the Borrower and the Lender acknowledges and agrees that its disclosure of the structure or tax aspects of the Facility is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Borrower and the Lender acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Facility is limited in any other manner (such as where the Facility is claimed to be proprietary or exclusive) for the benefit of any other Person. To the extent that disclosure of the structure or tax aspects of the Facility by the Borrower or the Lender is limited by any existing agreement between the Borrower and the Lender, such limitation is agreed to be void ab initio and such agreement is hereby amended to permit disclosure of the structure and tax aspects of the Facility as provided in this paragraph (a).

(b) Subject to paragraph (a) of this Section 12.17, the Lender may not disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Lender by the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that the Lender may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 12.17, to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 12.17 by the Lender, or (B) is or becomes available to the Lender on a nonconfidential basis from a source other than the Borrower and (viii) with the written consent of the Borrower.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DIRECTV LATIN AMERICA, LLC, as Borrower

By:

Name:
Title:

HUGHES ELECTRONICS CORPORATION, as Lender

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

DISH PLACEMENT SERVICES LIMITED, as Subsidiary Guarantor

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GALAXY ENTERTAINMENT ARGENTINA, S.A., as Subsidiary Guarantor

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GALAXY BRASIL LTDA., as Subsidiary Guarantor

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GRUPO GALAXY MEXICANA, S.R.L. DE C.V., as Subsidiary Guarantor

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GALAXY ENTERTAINMENT DE VENEZUELA, C.A., as Subsidiary Guarantor

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SATELITES DE PUERTO RICO, LTD., as Subsidiary Guarantor

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

GLA BRAZIL LTDA., as Subsidiary Guarantor

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SERVICIOS GALAXY SAT III R, C.A., as Subsidiary Guarantor

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SURFIN LTD., as Subsidiary Guarantor

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WHITE HOLDING, B.V., as Subsidiary Guarantor

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

WHITE HOLDING MEXICO S. DE R.L., as Subsidiary Guarantor

By:

Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]